Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen VP & CFO
517/372-9200

Neogen announces 3-for-2 stock split

LANSING, Mich., Oct. 3, 2013 — Neogen Corporation (NASDAQ: NEOG) today announced that its Board of Directors has approved a three-for-two stock split. With the split, shareholders of record on Oct. 15, 2013, will receive one additional share of stock for each two shares held.

The stock split will be effected in the form of a stock dividend that will be paid in newly issued common stock on Oct. 30, 2013, to shareholders of record as of the close of business on Oct. 15, 2013. As of today, Neogen has approximately 24,300,000 shares of common stock outstanding. After the split, the company will have approximately 36,450,000 shares of common stock outstanding. This is the fourth stock dividend declared by the company. The most recent was a three-for-two split in December 2009.

“We are very pleased to be able to enhance the availability and liquidity of our shares to allow more participation in Neogen’s success, while at the same time rewarding our large number of loyal long-term investors,” said James Herbert, Neogen’s chief executive officer and chairman. “This stock split reflects our Board’s strong belief in Neogen’s long-term growth, and recognizes the stock price has increased 50% during the past year.”

All fractional shares resulting from the dividend will be exchanged for cash at the post-split fair market value of Neogen’s common stock, based on the closing sales price per share on Oct. 15, 2013, as reported on the NASDAQ National Market System.

Shareholders contemplating a transaction of Neogen stock between the record date and payment date should consult a broker regarding their entitlement to the dividend shares.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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